Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements Nos. 33-35152, 33-79450, 333-65885 and 333-81535 of L. B. Foster Company, as
amended and restated, of our report dated January 25, 2000, with respect to the consolidated financial statements and schedule of L.B. Foster Company included in this Form 10-K for the year ended December 31, 1999.

                                            /s/Ernst & Young LLP

Pittsburgh, Pennsylvania
March 28, 2000